Exhibit 99.1

TEMPUR SEALY AGREES TO PROVIDE DEBTOR-IN-POSSESSION FINANCING TO INNOVATIVE MATTRESS SOLUTIONS
Financing to enable the bankruptcy process of a long-time Tempur Sealy retailer

LEXINGTON, KY, January 11, 2019 –Tempur Sealy International, Inc. (NYSE: TPX) (the “Company”) has agreed, subject to bankruptcy court approval, to provide debtor-in-possession (“DIP”) financing to Innovative Mattress Solutions, LLC (“iMS”) in connection with iMS' Chapter 11 bankruptcy filing. The Company has agreed to provide up to $14 million in DIP financing to facilitate iMS’ bankruptcy process, which iMS has indicated will include optimizing its portfolio of retail locations, and is anticipated to be completed during the first half of 2019.
iMS operates 142 specialty sleep retail locations primarily in the southeastern U.S. under the names Sleep Outfitters, Mattress Warehouse, and Mattress King. For the year ended December 31, 2018, iMS represented less than 2% of the Company’s global net sales. As a result of the iMS bankruptcy, the Company will record a charge of approximately $21 million during the fourth quarter of 2018 to fully reserve this account, which will be excluded from adjusted EBITDA as a pro forma adjustment under the Company’s senior secured credit agreement.
Tempur Sealy International, Inc. Chairman and CEO Scott Thompson commented, “Innovative Mattress Solutions has served over a million consumers and built equity for their and our brands in their markets. However, we believe iMS’ overextended retail footprint and thin capital structure were not designed to effectively respond to the competitive pressures of the recent retail environment. This caused the unexpected need for bankruptcy protection. We will review strategic alternatives related to iMS during its bankruptcy process with a focus on what is best for Tempur Sealy consumers in the affected markets.”
Forward-Looking Statements
This press release contains statements that may be characterized as "forward-looking" within the meaning of the federal securities laws, which includes information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "believes," "anticipates," "will," and variations of such words or similar expressions are intended to identify such statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding iMS' ongoing operations and its plans to optimize its portfolio of retail locations, the causes, length and outcome of the iMS bankruptcy process, the Company’s review of strategic alternatives related to iMS, and the impact of the iMS bankruptcy on the Company’s results of operation, liquidity or financial position. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed as forward-looking statements. These risk factors include risks associated with the causes, length and outcome of the iMS bankruptcy process; the approval of the DIP financing by the U.S. Bankruptcy Court; the performance of iMS’ on-going operations, including its ability to exit underperforming locations, retain employees, suppliers and customers, and conduct business as usual; iMS’ ability to fund its on-going operations through the DIP financing; iMS’ use of the funds anticipated to be received in the DIP financing; iMS’ ability to control costs during its bankruptcy process; the outcome of the Company's review of strategic alternatives related to iMS; general economic, financial and industry conditions, particularly conditions relating to the financial performance and related credit issues present in the retail sector, as well as consumer confidence and the availability of consumer financing; changes in interest rates; the impact of the macroeconomic environment in both the U.S. and internationally on iMS and the Company; uncertainties arising from national and global events; industry competition; the effects of consolidation of retailers on revenues and costs; and consumer acceptance and changes in demand for the Company's products.
Other potential risk factors include the risk factors discussed under the heading "Risk Factors" under ITEM 1A of Part 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2018. There may be other factors that may cause actual results to differ materially from the forward-looking statements contained herein. The Company undertakes no obligation to update any forward-looking statement contained herein to reflect events or circumstances after the date on which such statement is made.

About the Company
Tempur Sealy International, Inc. (NYSE: TPX) develops, manufactures, and markets mattresses, foundations, pillows and other products. The Company’s products are sold worldwide through third party retailers, its own stores, and online. The Company's brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy® featuring Posturepedic® Technology, and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.
Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com